The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the Trigger Autocallable Notes product supplement, the index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated December 11, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

(To Prospectus dated April 29, 2016

and Product Supplement dated September 30, 2016)

UBS AG $• Step Down Trigger Autocallable Notes

Linked to the least performing between the shares of the iShares® Russell 2000 ETF, the shares of The SPDR® S&P® Regional Banking ETF and the shares of The Technology Select Sector SPDR® Fund due on or about December 20, 2019

Investment Description

UBS AG Step Down Trigger Autocallable Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the least performing between the iShares® Russell 2000 ETF, an exchange traded fund (an “ETF”), the shares of The SPDR® S&P® Regional Banking ETF and the shares of The Technology Select Sector SPDR® Fund (each, an “underlying asset” and together, the “underlying assets”). UBS will automatically call the Notes (an “automatic call”) if the closing level of each underlying asset on any observation date (quarterly, beginning after one year), including the final valuation date, is equal to or greater than its call threshold level. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date following such observation date a cash payment per Note equal to the “call price”, which is your principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Notes. The call return increases the longer the Notes are outstanding. If, however, the Notes are not subject to an automatic call, then the closing level of at least one underlying asset on the final valuation date (its “final level”) is less than its downside threshold. In this scenario, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. The “least performing underlying asset” is the underlying asset with the lowest underlying return as compared to the other underlying assets. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each underlying asset on each observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Higher call return rates are generally associated with a greater risk of loss and a greater risk that the Notes will not be subject to an automatic call. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑ Automatic Call Feature with Step Down Call Threshold Levels — UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (quarterly, beginning after one year), including the final valuation date, is equal to or greater than its call threshold level, which is higher for observation dates prior to the final valuation date. If the Notes are subject to an automatic call, UBS will pay on the applicable call settlement date a cash payment per Note equal to the call price for the relevant observation date. The call return increases the longer the Notes are outstanding. Following an automatic call, no further payments will be owed to you under the Notes.
❑ Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure — If by maturity the Notes have not been subject to an automatic call, then the final level of at least one underlying asset is less than its downside threshold and UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.
Key Dates*
Trade Date**	December 15, 2017
Settlement Date**	December 20, 2017
Observation Dates	Quarterly (callable after one year) (see page 2)
Final Valuation Date	December 16, 2019
Maturity Date	December 20, 2019
*	Expected. See page 2 for additional details.

**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-20 of the Trigger Autocallable Notes (“TAN”) product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to Notes linked to the least performing between the shares of the iShares® Russell 2000 ETF, the shares of The SPDR® S&P® Regional Banking ETF and the shares of The Technology Select Sector SPDR® Fund. The final terms of the Notes will be set on the trade date. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Assets	Bloomberg Tickers	Call Return Rate*	Initial Levels	Downside Thresholds	Call Threshold Levels	CUSIP	ISIN
iShares® Russell 2000 ETF	IWM	6.85% - 7.35% per annum	•	60.00% of the Initial Level	See Page 2	90280X869	US90280X8699
SPDR® S&P® Regional Banking ETF	KRE		•	60.00% of the Initial Level
Technology Select Sector SPDR® Fund	XLK		•	60.00% of the Initial Level

* The call return is based on the call return rate (to be determined on the trade date) and will vary depending on the call settlement date on which the Notes are called.

The estimated initial value of the Notes as of the trade date is expected to be between $9.43 and $9.73 for Notes linked to the least performing between the iShares® Russell 2000 ETF, the shares of The SPDR® S&P® Regional Banking ETF and the shares of The Technology Select Sector SPDR® Fund. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “ — Limited or no secondary market and secondary market price considerations” beginning on pages 5 and 6 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the TAN product supplement relating to the Notes, dated September 30, 2016, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the TAN product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing between the shares of the iShares® Russell 2000 ETF, the shares of The SPDR® S&P® Regional Banking ETF and the shares of The Technology Select Sector SPDR® Fund	$•	$10.00	$•	$0.10	$•	$9.90

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

TAN product supplement dated September 30, 2016:
https://www.sec.gov/Archives/edgar/data/1114446/000091412116001493/ub35939637-424b2.htm

Prospectus dated April 29, 2016:
http://www.sec.gov/Archives/edgar/data/1114446/000119312516569341/d161008d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Step Down Trigger Autocallable Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “TAN product supplement” mean the UBS product supplement, dated September 30, 2016 and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated April 29, 2016.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 and in “Risk Factors” in the TAN product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability
The Notes may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, and that you may lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold on the final valuation date.
♦	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the least performing underlying asset or the assets comprising the least performing underlying asset.
♦	You would be willing to invest in the Notes based on the call threshold levels (which are higher prior to the final valuation date) and downside thresholds indicated on the cover hereof.
♦	You believe that the closing level of each underlying asset will be equal to or greater than its call threshold level on one of the specified observation dates, including the final valuation date, and you believe that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is less than the call return rate.
♦	You can accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset and the risks of investing in Notes with a return based on the performance of multiple underlying assets.
♦	You understand and accept that you will not participate in any appreciation of any underlying asset, that your potential return is limited to the call return and would be willing to invest if the call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
♦	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying asset or the assets comprising the underlying assets (the “underlying constituents”), as applicable.
♦	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
♦	You understand and are willing to accept the risks associated with the underlying assets.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.
The Notes may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each observation date, including the final valuation date, and that you may lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold on the final valuation date.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a significant portion of your investment or you are not willing to make an investment that may have the same downside market risk as an investment in the least performing underlying asset or the assets comprising the least performing underlying asset.
♦	You would be unwilling to invest in the Notes based on the call threshold levels (which are higher prior to the final valuation date) and downside thresholds indicated on the cover hereof.
♦	You believe that the level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its call threshold level on the specified observation dates, including the final valuation date or, that the level of each underlying asset will appreciate over the term of the Notes by a percentage that is greater than the call return rate.
♦	You cannot accept that the risks of each underlying asset are not mitigated by the performance of any other underlying asset or the risks of investing in Notes with a return based on the performance of multiple underlying assets.
♦	You believe that the final level of any underlying asset will be less than its downside threshold on the final valuation date.
♦	You seek an investment that participates in the full appreciation in the levels of the underlying assets or that has unlimited return potential, or you would be unwilling to invest if the call return rate was set equal to the bottom of the range indicated on the cover hereof (the actual call return rate will be set on the trade date).
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations of the underlying assets.
♦	You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying asset or the underlying constituents, as applicable.
♦	You are unable or unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You do not understand or are unwilling to accept the risks associated with the underlying assets.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Note
Term	Approximately 24 months, subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the observation dates, as well as the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.
Underlying Assets	The iShares® Russell 2000 ETF, The SPDR® S&P® Regional Banking ETF and The Technology Select Sector SPDR® Fund.
Automatic Call Feature

UBS will automatically call the Notes if the closing level of each underlying asset on any observation date (quarterly, beginning after 1 year) including the final valuation date, is equal to or greater than its call threshold level.

If the Notes are subject to an automatic call, UBS will pay on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

Call Return Rate	The call return rate will be between 6.85% and 7.35% per annum (the actual call return rate will be determined on the trade date).
Call Return	The call return increases the longer the Notes are outstanding and is based upon the call return rate.
Call Price	The call price equals the principal amount per Note plus the applicable call return.
The table below assumes a call return rate of 6.85% per annum (the bottom of the range specified on the cover hereof). The actual call return rate will be determined on the trade date.
Observation Date(1)	Call Settlement Date(1)(2)	Call Return	Call Price (per Note)
December 20, 2018	December 24, 2018	6.8500%	$10.6850
March 15, 2019	March 19, 2019	8.5625%	$10.8563
June 17, 2019	June 19, 2019	10.2750%	$11.0275
September 16, 2019	September 18, 2019	11.9875%	$11.1988
Final Valuation Date	Maturity Date	13.7000%	$11.3700

(1) Subject to the market disruption event provisions set forth under “General Terms of the Notes — Market Disruption Events” in the TAN product supplement.
(2) Two business days following the relevant observation date, except that the call settlement date for the final valuation date is the maturity date.
Payment at Maturity (per Note)

If the Notes are not subject to an automatic call, then the final level of at least one underlying asset is less than its downside threshold and UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10.00 x (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to the other underlying assets.
Underlying Return	The quotient, expressed as a percentage of the following formula: Final Level – Initial Level Initial Level
Call Threshold Level(1)	For each observation date prior to the final valuation date, a level of each underlying asset equal to its initial level and, for the final valuation date, a level of each underlying asset equal to its downside threshold, each as determined by the calculation agent.
Downside Threshold(1)	For each underlying asset, a specified level that is less than its initial level, based on a percentage of the initial level as indicated on the cover hereof and as determined by the calculation agent.
Initial Level(1)	The closing level of each underlying asset on the trade date, as determined by the calculation agent.
Final Level(1)	The closing level of each underlying asset on the final valuation date, as determined by the calculation agent.
(1) As may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset”, in the TAN product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.
↓
Observation Dates (quarterly, callable after one year)

The Notes will be subject to an automatic call if the closing level of each underlying asset on any observation date (quarterly, beginning after one year), including the final valuation date, is equal to or greater than its call threshold level, which is higher for observation dates prior to the final valuation date.

If the Notes are subject to an automatic call, UBS will pay on the call settlement date a cash payment per Note equal to the call price for the relevant observation date. Following an automatic call, no further payments will be made on the Notes.

↓
Maturity Date

If the Notes are not subject to an automatic call, then the final level of at least one underlying asset is less than its downside threshold and UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$10.00 x (1 + Underlying Return of the Least Performing Underlying Asset)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

If the Notes are not subject to an automatic call, you will lose a significant portion or all of your initial investment because if the Notes are not subject to an automatic call, then the final level of at least one underlying asset is less than its downside threshold. In this scenario, you will lose a percentage of your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset.

3

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the least performing underlying asset or its underlying constituents. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the TAN product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call, then the final level of at least one underlying asset is less than its downside threshold and you will lose a percentage of your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset is equal to or greater than its downside threshold and call threshold level. All payments on the Notes are subject to the creditworthiness of UBS.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Your potential return on the Notes is limited to the call return and you will not participate in any appreciation of any underlying asset or underlying constituent — The return potential of the Notes is limited to the pre-specified call return resulting from an automatic call regardless of any appreciation of any underlying asset. Investors will not participate in any appreciation in the closing level of any underlying asset from its initial level. The Notes will only be subject to an automatic call if the closing level or the final level, as applicable, of each underlying asset is equal to or greater than its call threshold level, which is higher for observation dates prior to the final valuation date. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable with respect to earlier observation dates is less than the call price payable with respect to later observation dates. The earlier a Note is subject to an automatic call, the lower your return will be. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, you will be subject to the decline in the level of the least performing underlying asset even though you cannot participate in any appreciation in the level of any underlying asset. As a result, the return on an investment in the Notes could be less than the return on a hypothetical direct investment in any or all of the underlying assets or underlying constituents. In addition, as an owner of the Notes, you will not have applicable voting rights or any other applicable rights of a holder of any underlying asset or underlying constituent.
♦	A higher call return rate or lower downside thresholds or call threshold levels may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the call return rate, call threshold levels and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level or the final level, as applicable, of each underlying asset could be less than its call threshold level on any observation date (including the final valuation date) and that the final level of each underlying asset could be less than its downside threshold on the final valuation date and, as a consequence, indicates an increased risk of the Notes not being subject to an automatic call and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or call threshold levels than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or call threshold levels may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying the call return. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
♦	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its call threshold level on any observation date set forth herein. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
♦	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of ETFs, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return on the Notes equal to the underlying return of the least performing underlying asset if the final level of any underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.
♦	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets — The risk that you will not receive the call return and will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the closing level of any underlying asset will be less than its call threshold level on any observation date or decline to a final level that is less than its downside threshold than if the Notes were linked to fewer underlying assets.
4

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its call threshold level and downside threshold on any observation date or on the final valuation date. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the call return rate, downside thresholds and call threshold levels are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher call return rate and lower downside thresholds and call threshold levels are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive the call return and that the final level of any underlying asset is less than its downside threshold will occur is even greater despite a lower call threshold level and downside threshold. Therefore, it is more likely that you will not receive the call return and that you will lose a significant portion or all of your initial investment at maturity.

♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the value of the underlying constituents. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents and their issuers, such as stock or commodity price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock or commodity market levels and volatility, interest rates and economic and political conditions.
♦	Fair value considerations.
♦	The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and the estimated initial value of the Notes will be set forth in the applicable pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels of the underlying assets and underlying constituents, the volatility of the underlying assets, any dividend rate paid on the underlying assets and underlying constituents, if applicable, the correlation of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities
5

LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of each underlying asset and the underlying constituents; the volatility of each underlying asset and the underlying constituents; any dividend rate paid on the underlying assets and the underlying constituents, if applicable; the correlation of the underlying assets; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each underlying asset is currently or has been less than its call threshold level; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under“— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall or, if the Notes are not subject to an automatic call, that the final level of each underlying asset will be equal to or greater than its downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect an issuer of an underlying constituent (an “underlying constituent issuer”). You should be willing to accept the risks of owning equities in general and the underlying assets and underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

•	There are small-capitalization risks associated with the iShares® Russell 2000 ETF — The Notes are linked to the iShares® Russell 2000 ETF (the “IWM Fund”) and are subject to risks associated with small-capitalization companies. The IWM Fund invests in companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than mid- and large-capitalization companies and therefore the IWM Fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by mid- and large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of mid- and large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than mid- and large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than mid- and large-capitalization companies and are more susceptible to adverse developments related to their products.
•	The Notes are subject to risks associated with the technology sector — The Technology Select Sector SPDR® Fund (the “XLK Fund”) seeks to track the performance of the Technology Select Sector Index, which is comprised of the stocks of companies representing the technology sector of the S&P 500® Index. All or substantially all of the equity securities included in the XLK Fund are issued by companies whose primary line of business is directly associated with the technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the Fund's investments. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from non-U.S. competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel.
•	The Notes are subject to risks associated with the banking sector — The Notes are linked to the linked to the The SPDR® S&P® Regional Banking ETF (the “KRE Fund”) and are subject to risks associated with the regional banking sector. The KRE Fund seeks to track the performance of the S&P® Regional Banks Select Industry Index, which is comprised of the stocks of companies representing the banking sector of the S&P Total Markets Index. All or substantially all of the equity securities tracked by the KRE Fund are issued by companies whose primary lines of business are directly associated with the banking sector, which means the KRE Fund will be more affected by the performance of the banking sector versus a fund that is more diversified. The performance of bank stocks may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. The regional banking sector is highly competitive and profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Banks may also be subject to severe price competition.
•	The Notes are subject to risks associated with the financial sector — Notes linked to the KRE Fund are subject to risks associated with the financial sector. Financial services companies are subject to extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when such companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity
6

securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts (“REITs”)). Declining real estate values could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate.
•	The underlying assets are ETFs and their values may not completely track the values of their underlying constituents — Although the trading characteristics and valuations of ETFs such as the underlying assets will usually mirror the characteristics and valuations of the underlying constituents, their values may not completely track the values of their underlying constituents. The values of the underlying assets will reflect transaction costs and fees that the underlying constituents do not have. In addition, although the underlying assets may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying assets or that there will be liquidity in the trading market.
•	Fluctuation of NAV — The net asset values (the “NAV”) of the underlying assets may fluctuate with changes in the market value of the underlying constituents. The market prices of the underlying assets may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying assets and may adversely affect the liquidity and prices of the underlying assets, perhaps significantly. For any of these reasons, the market price of the underlying assets may differ from their NAV per share and may trade at, above or below their NAV per share.
•	Failure of an underlying asset to track the level of its target index — While each underlying asset is designed and intended to track the level of a specific index (each, a “target index”), various factors, including fees and other transaction costs, will prevent the underlying assets from correlating exactly with changes in the level of their respective target index. Accordingly, the performance of each underlying asset will not be equal to the performance of its target index during the term of the Notes.
•	The underlying assets utilize a passive indexing investment approach — The underlying assets are not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying assets, each utilizing a “passive” or indexing investment approach, attempt to approximate the investment performance of their respective target indexes by investing in a portfolio of stocks that generally replicate such indexes. Therefore, unless a specific stock is removed from such indexes, the underlying assets generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying assets are each subject to the risk that the investment strategy of their respective investment advisers may not produce the intended results.
•	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting an underlying asset, the calculation agent may make adjustments to its initial level, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the TAN product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying asset, the determination as to whether the Notes are subject to an automatic call or the amount you receive at maturity may be based on a share of another exchange traded fund or a replacement basket. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS. For more information, see the sections “General Terms of the Notes — Antidilution Adjustments for Notes Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Notes Linked to an Underlying Equity or Equity Basket Asset” in the TAN product supplement.
•	There is no affiliation between the underlying asset issuers or any underlying constituent issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We and our affiliates may currently or from time to time in the future engage in business with the underlying asset issuers or any underlying constituent issuer. However, we are not affiliated with the underlying asset issuers or any underlying constituent issuer and are not responsible for such issuers’ public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and the underlying asset issuers and each underlying constituent. Neither the underlying asset issuers nor any underlying constituent issuer is involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuers and any underlying constituent issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
♦	Potential UBS impact on an underlying asset or any underlying constituent — Trading or transactions by UBS or its affiliates in an underlying asset or any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of that underlying asset or any underlying constituent, may adversely affect the market price(s) or level(s) of that underlying asset on any observation date, including the final valuation date and, therefore, the market value of the Notes, any payout pursuant to an automatic call or at maturity.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the Notes are subject to an automatic call and the payment at maturity of the Notes, if any, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying asset (and therefore the related settlement date, call settlement date or maturity date, as applicable), on the trade date or any observation date, including the final valuation date, respectively. As UBS determines the economic terms of the Notes, including the call return rate, call threshold levels and downside thresholds, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

7

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.

♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Notes — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’ assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Notes. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation.
8

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the applicable pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $10.00 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 2 years
Call return rate:	6.00% per annum (or 1.50% per quarter)
Observation Dates:	Quarterly (callable after one year)
Initial Level:
Underlying Asset A:	$75
Underlying Asset B:	$100
Underlying Asset C:	$40
Call Threshold:
Underlying Asset A:	•	For each observation date prior to the final valuation date: $75 (which is 100% of the Initial Level)
	•	For the final valuation date: $45 (which is 60.00% of the Initial Level)
Underlying Asset B:	•	For each observation date prior to the final valuation date: $100 (which is 100% of the Initial Level)
	•	For the final valuation date: $60 (which is 60.00% of the Initial Level)
Underlying Asset C:	•	For each observation date prior to the final valuation date: $40 (which is 100% of the Initial Level)
	•	For the final valuation date: $24 (which is 60.00% of the Initial Level)
Downside Threshold:
Underlying Asset A:	$45 (which is 60.00% of the Initial Level)
Underlying Asset B:	$60 (which is 60.00% of the Initial Level)
Underlying Asset C:	$24 (which is 60.00% of the Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the first Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date

Underlying Asset A: $80 (equal to or greater than Call Threshold Level)

Underlying Asset B: $110 (equal to or greater than Call Threshold Level)

Underlying Asset C: $45 (equal to or greater than Call Threshold Level)

$10.60 (Call Price)
	Total Payment	$10.60 (6.00% total return)

Because the Notes are subject to an automatic call on the first potential call settlement date (which is approximately one year after the trade date), UBS will pay on the call settlement date a total of $10.60 per Note (reflecting your principal amount plus the applicable call return), a 6.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — The Closing Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Observation Date corresponding to the third Potential Call Settlement Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $70 (less than Call Threshold Level) Underlying Asset B: $95 (less than Call Threshold Level) Underlying Asset C: $38 (less than Call Threshold Level)	$0
Second Observation Date	Underlying Asset A: $80 (equal to or greater than Call Threshold Level) Underlying Asset B: $95 (less than Call Threshold Level) Underlying Asset C: $45 (equal to or greater than Call Threshold Level)	$0
Third Observation Date

Underlying Asset A: $80 (equal to or greater than Call Threshold Level)

Underlying Asset B: $110 (equal to or greater than Call Threshold Level)

Underlying Asset C: $45 (equal to or greater than Call Threshold Level)

		$10.90 (Call Price)
	Total Payment	$10.90 (9.00% total return)
9

Because the Notes are subject to an automatic call on the third potential call settlement date (which is approximately eighteen months after the trade date), UBS will pay on the call settlement date a total of $10.90 per Note (reflecting your principal amount plus the applicable call return), a 9.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — The Final Level of each Underlying Asset is equal to or greater than its Call Threshold Level on the Final Valuation Date.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $70 (less than Call Threshold Level) Underlying Asset B: $95 (less than Call Threshold Level) Underlying Asset C: $35 (less than Call Threshold Level)	$0
Second Observation Date	Underlying Asset A: $70 (less than Call Threshold Level) Underlying Asset B: $105 (equal to or greater than Call Threshold Level) Underlying Asset C: $38 (less than Call Threshold Level)	$0
Third Observation Date	Underlying Asset A: $72 (less than Call Threshold Level) Underlying Asset B: $98 (less than Call Threshold Level) Underlying Asset C: $35 (less than Call Threshold Level)	$0
Fourth Observation Date	Underlying Asset A: $80 (equal to or greater than Call Threshold Level) Underlying Asset B: $95 (less than Call Threshold Level) Underlying Asset C: $40 (equal to or greater than Call Threshold Level)
Final Valuation Date

Underlying Asset A: $75 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset B: $95 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset C: $30 (equal to or greater than Call Threshold Level and Downside Threshold)

		$11.20 (Payment at Maturity)
	Total Payment	$11.20 (12.00% total return)

Because the Notes are subject to an automatic call on the final valuation date (which is approximately two years after the trade date), UBS will pay on the call settlement date (which is the maturity date) a total of $11.20 per Note (reflecting your principal amount plus the applicable call return), a 12.00% total return on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of an Underlying Asset is less than its Downside Threshold.

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying Asset A: $70 (less than Call Threshold Level) Underlying Asset B: $95 (less than Call Threshold Level) Underlying Asset C: $38 (less than Call Threshold Level)	$0
Second Observation Date	Underlying Asset A: $72 (less than Call Threshold Level) Underlying Asset B: $102 (equal to or greater than Call Threshold Level) Underlying Asset C: $45 (equal to or greater than Call Threshold Level)	$0
Third Observation Date	Underlying Asset A: $68 (less than Call Threshold Level) Underlying Asset B: $85 (less than Call Threshold Level) Underlying Asset C: $42 (equal to or greater than Call Threshold Level)	$0
Fourth Observation Date	Underlying Asset A: $65 (less than Call Threshold Level) Underlying Asset B: $70 (less than Call Threshold Level) Underlying Asset C: $37 (less than Call Threshold Level)	$0
Final Valuation Date

Underlying Asset A: $50 (equal to or greater than Call Threshold Level and Downside Threshold)

Underlying Asset B: $40 (less than Call Threshold Level and Downside Threshold)

Underlying Asset C: $35 (equal to or greater than Call Threshold Level and Downside Threshold)

		$10.00 x (1 + Underlying Return of the Least Performing Underlying Asset) = $10.00 x [$1 + (-60%)] = $10.00 x 0.40 = $4.00 (Payment at Maturity)
	Total Payment	$4.00 (60.00% loss)

Because the Notes are not subject to an automatic call, the final level of an underlying asset (Underlying Asset B) is less than its downside threshold, you will be exposed to the underlying return of the least performing underlying asset and, on the maturity date, UBS will pay you $4.00 per Note, a loss of 60.00% on the Notes.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

10

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Notes are not subject to an automatic call, you will lose a significant portion or all of your initial investment because if the Notes are not subject to an automatic call, then the final level of at least one underlying asset is less than its downside threshold. In this scenario, you will lose a percentage of your initial investment equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each observation date, including the final valuation date, and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Notes, including any payments in respect of an automatic call or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

11

Information About the Underlying Assets

iShares® Russell 2000 ETF

We have derived all information contained herein regarding the iShares® Russell 2000 ETF (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the “Russell 2000”). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the Russell 2000. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of September 30, 2017, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.20% of the IWM Fund’s average daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of September 30, 2017, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financials (18.02%), Information Technology (16.79%) , Health Care (15.72%), Industrials (15.07%), Consumer Discretionary (11.90%), Real Estate (7.22%), Materials (4.41%), Energy (3.71%), Utilities (3.60%), Consumer Staples (2.68%), Telecommunications (0.83%) & Other (0.04%).

In making your investment decision you should review the prospectus related to the IWM Fund, dated May 26, 2017 (the “IWM Fund Prospectus”) available at: sec.gov/Archives/edgar/data/1100663/000119312517185292/d399316d485apos.htm

In addition, the IWM Fund Prospectus is available on the IWM Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the IWM Fund Prospectus entitled “A Further Discussion of Principal Risks” and “A Further Discussion of Other Risks.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the IWM Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The IWM Fund’s website is us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information filed by iShares Trust with the SEC can be found by reference to its SEC file numbers: 333-92935 and 811-09729.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

Historical Information

The following table sets forth the quarterly high and low closing levels for the IWM Fund, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the IWM Fund on December 8, 2017 was $151.41 (the “hypothetical initial level” for the IWM Fund). The actual initial level will be the closing level of the IWM Fund on the trade date. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$84.41	$74.56	$82.85
4/2/2012	6/29/2012	$83.79	$73.64	$79.65
7/2/2012	9/28/2012	$86.40	$76.68	$83.46
10/1/2012	12/31/2012	$84.69	$76.88	$84.29
1/2/2013	3/28/2013	$94.80	$86.65	$94.26
4/1/2013	6/28/2013	$99.51	$89.58	$97.16
7/1/2013	9/30/2013	$107.10	$98.08	$106.62
10/1/2013	12/31/2013	$115.31	$103.67	$115.31
1/2/2014	3/31/2014	$119.83	$108.64	$116.34
4/1/2014	6/30/2014	$118.81	$108.88	$118.81
7/1/2014	9/30/2014	$120.02	$109.35	$109.35
10/1/2014	12/31/2014	$121.08	$104.30	$119.67
1/2/2015	3/31/2015	$126.03	$114.69	$124.35
4/1/2015	6/30/2015	$129.01	$120.85	$124.86
7/1/2015	9/30/2015	$126.31	$107.53	$109.20
10/1/2015	12/31/2015	$119.85	$109.01	$112.51
1/4/2016	3/31/2016	$110.62	$94.80	$110.62
4/1/2016	6/30/2016	$118.43	$108.69	$114.97
7/1/2016	9/30/2016	$125.70	$113.69	$124.21
10/03/2016	12/30/2016	$138.31	$115.00	$134.85
1/3/2017	3/31/2017	$140.36	$133.75	$137.48
4/3/2017	6/30/2017	$142.10	$133.72	$140.92
7/3/2017	9/29/2017	$148.18	$134.83	$148.18
10/2/2017	12/8/2017*	$153.65	$145.63	$151.41

*    The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

12

The graph below illustrates the performance of the IWM Fund from January 3, 2007 through December 8, 2017, based on information from Bloomberg. The dotted green line represents a hypothetical call threshold level of $151.41 applicable for each call observation date prior to the final valuation date and the dotted blue line represents a hypothetical call threshold level (applicable on the final valuation date) and a hypothetical downside threshold of $90.85, which are equal to 100% and 60.00%, respectively, of its hypothetical initial level. The actual call threshold levels and downside threshold will be determined on the trade date. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

13

SPDR® S&P® Regional Banking ETF

We have derived all information contained herein regarding the SPDR® S&P® Regional Banking ETF (the “KRE Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, SSGA Funds Management, Inc. the investment adviser of the KRE Fund.

The KRE Fund is a separate, non-diversified series of the Trust (each, a “Sector SPDR Fund”) that constitute the Trust. Each Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Sector Index are selected on the basis of industry or sub-industry classification from a universe of companies defined by the S&P Total Markets Index (“S&P TMI”). The Sector Indices upon which the Sector Funds are based together comprise all of the companies in the S&P TMI, subject to certain market capitalization and liquidity thresholds. The KRE Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the S&P® Regional Banks Select Industry Index (the “target index”) that meet the market capitalization and liquidity thresholds.

In seeking to track the performance of the target index, the KRE Fund employs a replication strategy, which means that the KRE Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the KRE Fund generally invests substantially all, but at least 80%, of its total assets in the securities comprising the target index.

The target index includes companies from the regional banking sub-industry.

As of September 30, 2017, ordinary operating expenses of the KRE Fund are expected to accrue at an annual rate of 0.35% of the KRE Fund’s daily net asset value. Expenses of the KRE Fund reduce the net value of the assets held by the KRE Fund and, therefore, reduce the value of each unit of the KRE Fund.

As of September 30, 2017, the KRE Fund’s top 10 holding by weight were: Comerica Incorporated. (2.82%), Citizens Financial Group Inc. (2.76%), SVB Financial Group (2.75%), Regions Financial Corporation (2.75%), SunTrust Banks Inc. (2.73%), Huntington Bancshares Incorporated (2.71%), Zions Bancorporation (2.71%), KeyCorp (2.71%), CIT Group Inc. (2.69%) and M&T Bank Corporation (2.67%).

In making your investment decision you should review the prospectus related to the KRE Fund, dated October 31, 2017 filed by the SPDR® Series Trust (the “SPDR Regional Banking ETF Prospectus”) available at:

sec.gov/Archives/edgar/data/1064642/000119312517323271/d413018d485bpos.htm#c02c1b0f-3be4-465c-9ae8-8c3bf6a2f8ae_1

In addition, the SPDR Regional Banking ETF Prospectus is available on the KRE Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the SPDR Regional Banking ETF Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the SPDR Regional Banking ETF Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The KRE Fund’s website is us.spdrs.com/en/product/fund.seam?ticker=KRE. Shares of the KRE Fund are listed on the NYSE Arca under ticker symbol “KRE.”

Information filed by the KRE Fund with the SEC can be found by reference to its SEC file numbers: 333-57793 and 811-08839.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the KRE Fund.

Historical Information

The following table sets forth the quarterly high and low closing levels for KRE Fund, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the KRE Fund on December 8, 2017 was $59.29 (the “hypothetical initial level” for the KRE Fund). The actual initial level will be the closing level of the KRE Fund on the trade date. Past performance of the KRE Fund is not indicative of the future performance of the KRE Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$29.10	$25.00	$28.47
4/2/2012	6/29/2012	$28.71	$24.94	$27.38
7/2/2012	9/28/2012	$29.95	$26.43	$28.64
10/1/2012	12/31/2012	$29.20	$26.25	$27.97
1/2/2013	3/28/2013	$31.91	$28.93	$31.80
4/1/2013	6/28/2013	$33.97	$29.91	$33.88
7/1/2013	9/30/2013	$37.54	$34.49	$35.65
10/1/2013	12/31/2013	$40.77	$35.04	$40.61
1/2/2014	3/31/2014	$42.47	$36.84	$41.38
4/1/2014	6/30/2014	$42.16	$37.30	$40.32
7/1/2014	9/30/2014	$41.14	$37.61	$37.86
10/1/2014	12/31/2014	$41.18	$36.05	$40.70
1/2/2015	3/31/2015	$41.58	$36.54	$40.83
4/1/2015	6/30/2015	$45.37	$40.78	$44.16
7/1/2015	9/30/2015	$45.03	$38.56	$41.18
10/1/2015	12/31/2015	$45.93	$40.47	$41.92
1/4/2016	3/31/2016	$40.89	$32.89	$37.64
4/1/2016	6/30/2016	$41.98	$35.51	$38.35
7/1/2016	9/30/2016	$43.09	$36.85	$42.27
10/3/2016	12/30/2016	$56.46	$41.71	$55.57
1/3/2017	3/31/2017	$59.36	$52.59	$54.61
4/3/2017	6/30/2017	$55.75	$51.71	$54.95
7/3/2017	9/29/2017	$56.76	$49.59	$56.76
10/2/2017	12/8/2017*	$60.35	$54.35	$59.29

*    The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

14

The graph below illustrates the performance of the KRE Fund from January 3, 2007 through December 8, 2017, based on information from Bloomberg. The dotted green line represents a hypothetical call threshold level of $59.29 applicable for each call observation date prior to the final valuation date and the dotted blue line represents a hypothetical call threshold level (applicable on the final valuation date) and a hypothetical downside threshold of $35.57, which are equal to 100% and 60.00%, respectively, of its hypothetical initial level. The actual call threshold levels and downside threshold will be determined on the trade date. Past performance of the KRE Fund is not indicative of the future performance of the KRE Fund.

15

Technology Select Sector SPDR® Fund

We have derived all information contained herein regarding The Technology Select Sector SPDR® Fund (the “XLK Fund”) from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., the investment adviser of the XLK Fund. UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLK Fund.

The XLK Fund is one of the separate investment portfolios (each, a “Select Sector SPDR Fund”) that constitute The Select Sector SPDR® Trust. Each Select Sector SPDR Fund is an “index fund” that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classification from a universe of companies defined by the S&P 500® Index (“S&P 500”). The Select Sector Indices upon which the Select Sector SPDR Funds are based together comprise all of the companies in the S&P 500. The XLK Fund seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Technology Select Sector Index (the “target index”).

In seeking to track the performance of the target index, the XLK Fund employs a replication strategy, which means that the XLK Fund typically invests in substantially all of the securities represented in the target index in approximately the same proportions as the target index. Under normal market conditions, the XLK Fund generally invests substantially all, but at least 95%, of its total assets in the securities comprising the target index.

The target index includes companies from the following industries: technology hardware, storage, and peripherals; software; diversified telecommunication services; communications equipment; semiconductors & semiconductor equipment; internet software & services; IT services; electronic equipment, instruments & components; and wireless telecommunication services. The target index is one of the Select Sector Indices developed and maintained in accordance with the following criteria: (1) each of the component securities in a Select Sector Index is a constituent company of the S&P 500 and (2) each Select Sector Index is calculated by Standard & Poor’s using a modified “market capitalization” methodology, which means that modifications may be made to the market capitalization weights of single stock concentrations in order to conform to the requirements of the Internal Revenue Code of 1986, as amended.

As of September 30, 2017, ordinary operating expenses of the XLK Fund are expected to accrue at an annual rate of 0.14% of the XLK Fund’s average daily net asset value. Expenses of the XLK Fund reduce the net value of the assets held by the XLK Fund and, therefore, reduce the value of each share of the XLK Fund. As of September 30, 2017, the XLK Fund’s top ten holdings included Apple Inc. (14.45%), Microsoft Corporation (10.42%), Facebook Inc. Class A (7.35%), Alphabet Inc. Class A (5.27%), Alphabet Inc. Class C (5.26%), AT&T Inc. (4.37%), Visa Inc. Class A (3.51%), Intel Corporation (3.26%), Cisco Systems Inc. (3.07%) and Verizon Communications Inc. (3.03%).

In making your investment decision you should review the prospectus related to the XLK Fund, dated January 31, 2017 (as amended May 1, 2017), filed by The Select Sector SPDR® Trust (the “XLK Fund Prospectus”) available at:

January 31, 2017

sec.gov/Archives/edgar/data/1064641/000119312517021995/d281803d485bpos.htm#e42babff-fd21-4e13-ba3f-caac85eb5cc5_1

May 1, 2017

sec.gov/Archives/edgar/data/1064641/000119312517152121/d387698d497.htm

In addition, the XLK Fund Prospectus is available on the XLK Fund’s website as indicated below. In making your investment decision you should pay particular attention to the sections of the XLK Fund Prospectus entitled “Principal Risks of Investing in the Fund” and “Additional Risk Information.” UBS has not undertaken an independent review or due diligence of any publicly available information regarding the XLK Fund Prospectus, and such information is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus.

The XLK Fund’s website is spdrs.com/product/fund.seam?ticker=XLK. Shares of the XLK Fund are listed on the NYSE Arca under ticker symbol “XLK.”

Information filed by The Select Sector SPDR® Trust with the SEC can be found by reference to its SEC file numbers: 333-57791 and 811-08837.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the XLK Fund.

16

Historical Information

The following table sets forth the quarterly high and low closing levels for the XLK Fund, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the XLK Fund on December 8, 2017 was $63.60 (the “hypothetical initial level” for the XLK Fund). The actual initial level will be the closing level of the XLK Fund on the trade date. Past performance of the XLK Fund is not indicative of the future performance of the XLK Fund.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2012	3/30/2012	$30.44	$25.81	$30.15
4/2/2012	6/29/2012	$30.48	$27.20	$28.75
7/2/2012	9/28/2012	$31.66	$27.90	$30.83
10/1/2012	12/31/2012	$31.05	$27.62	$28.95
1/2/2013	3/28/2013	$30.43	$29.21	$30.27
4/1/2013	6/28/2013	$32.20	$29.31	$30.59
7/1/2013	9/30/2013	$32.80	$30.75	$32.03
10/1/2013	12/31/2013	$35.74	$31.53	$35.74
1/2/2014	3/31/2014	$36.65	$34.09	$36.35
4/1/2014	6/30/2014	$38.42	$35.20	$38.35
7/1/2014	9/30/2014	$40.60	$38.42	$39.91
10/1/2014	12/31/2014	$42.49	$37.21	$41.35
1/2/2015	3/31/2015	$43.43	$39.90	$41.44
4/1/2015	6/30/2015	$43.78	$41.36	$41.40
7/1/2015	9/30/2015	$43.67	$37.70	$39.50
10/1/2015	12/31/2015	$44.57	$39.52	$42.83
1/4/2016	3/31/2016	$44.45	$38.71	$44.36
4/1/2016	6/30/2016	$44.70	$41.42	$43.36
7/1/2016	9/30/2016	$47.91	$43.15	$47.78
10/3/2016	12/30/2016	$49.17	$46.02	$48.36
1/3/2017	3/31/2017	$53.43	$48.79	$53.31
4/3/2017	6/30/2017	$57.44	$52.37	$54.72
7/3/2017	9/29/2017	$59.10	$54.34	$59.10
10/2/2017	12/8/2017*	$64.71	$59.19	$63.60

    *The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

17

The graph below illustrates the performance of the XLK Fund from January 3, 2007 through December 8, 2017, based on information from Bloomberg. The dotted green line represents a hypothetical call threshold level of $63.60 applicable for each call observation date prior to the final valuation date and the dotted blue line represents a hypothetical call threshold level (applicable on the final valuation date) and a hypothetical downside threshold of $38.16, which are equal to 100% and 60.00%, respectively, of its hypothetical initial level. The actual call threshold levels and downside threshold will be determined on the trade date. Past performance of the XLK Fund is not indicative of the future performance of the XLK Fund.

18

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the iShares® Russell 2000 ETF, the shares of the SPDR® S&P® Regional Banking ETF and the shares of The Technology Select Sector SPDR® Fund from January 3, 2007 through December 8, 2017. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 3, 2007 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 3, 2007 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for one of those underlying assets to close below its call threshold level on any observation date and below its downside threshold on the final valuation date. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might close below its call threshold level on any observation date and below its downside threshold on the final valuation date, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher call return rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential that the Notes will not be subject to an automatic call and that you will suffer a loss on your investment at maturity. See “Key Risks — A higher call return rate or lower downside thresholds or call return rates may reflect greater expected volatility of each underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “—Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of not receiving the call return and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

19

What are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the TAN product supplement , particularly in respect of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), as described in the TAN product supplement, and to discuss the tax consequences of your particular situation with your tax advisor.

U.S. Tax Treatment. No statutory, judicial or administrative authority directly discusses how your Notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying assets. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the constructive ownership rules, discussed below, gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss would be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Because the underlying assets would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the Notes could be treated as a constructive ownership transaction under Section 1260 of the Code. If the Notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the sale, exchange, automatic call, redemption or maturity of your Notes could be recharacterized as ordinary income and you could be subject to an interest charge on deferred tax liability with respect to such recharacterized gain). We urge you to read the discussion concerning the possible treatment of the Notes as a constructive ownership transaction under “Supplemental U.S. Tax Considerations - Alternative Treatments” of the TAN product supplement.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, (including possible treatment as a “constructive ownership” transaction under Section 1260 of the Code), such that the timing and character of your income from the Notes could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the TAN product supplement, as described in such product supplement. The risk that the Notes may be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

Notice 2008-2. In 2007, the U.S. Treasury Department and the Internal Revenue Service (“IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the Notes. Notice 2008-2 focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any U.S. Treasury Department regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-US holders should consult their own tax advisors regarding the U.S. federal income tax consequences of investing in the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8. Subject to Section 871(m) and Section 897 of the Code, discussed below, gain from the sale, exchange, automatic call, redemption or maturity of a Note generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S. or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” as defined in Section 897 of the Code. If an underlying constituent issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a sale, exchange, automatic call or other taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the underlying constituent issuer for their Notes as a USRPHC and the Notes as United States real property interests.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018.

20

Based on our determination that the Notes are not “delta-one” with respect to any underlying asset or any U.S. underlying constituent, our counsel is of the opinion that the Notes should not be delta one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying assets, underlying constituents or your Notes, and following such occurrence your Notes could be treated as delta one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the underlying assets, underlying constituents or the Notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the underlying assets, underlying constituents or the Notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its Notes in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the entire term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of the Notes are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

21

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 4 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” herein.

22

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the TAN product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples of How the Notes Might Perform	9
Information About the Underlying Assets	12
Correlation of the Underlying Assets	19
What are the Tax Consequences of the Notes?	20
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	22

Product Supplement

Product Supplement Summary	PS-1
Hypothetical Examples of How the Notes Perform	PS-14
Risk Factors	PS-20
General Terms of the Notes	PS-39
Use of Proceeds and Hedging	PS-60
Supplemental U.S. Tax Considerations	PS-61
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflict of Interest)	PS-70

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Step Down Trigger
Autocallable Notes
due on or about December 20, 2019

Preliminary Pricing Supplement dated December 11, 2017

(To Product Supplement dated September 30, 2016

and Prospectus dated April 29, 2016)

UBS Investment Bank

UBS Financial Services Inc.